Exhibit 4.1

AMENDMENT NUMBER ONE TO AMENDED AND RESTATED CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO AMENDED AND RESTATED SECURITY AGREEMENT, RATIFICATION AND REAFFIRMATION AGREEMENT

This AMENDMENT NUMBER ONE TO AMENDED AND RESTATED CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO AMENDED AND RESTATED SECURITY AGREEMENT, RATIFICATION AND REAFFIRMATION AGREEMENT (this “Agreement”), dated as of December 30, 2014, by and among LA-Z-BOY INCORPORATED, a Michigan corporation (the “Parent”), KINCAID FURNITURE COMPANY, INCORPORATED, a Delaware corporation, ENGLAND, INC., a Michigan corporation, BAUHAUS U.S.A., INC., a Mississippi corporation, LA-Z-BOY CANADA LIMITED, an Ontario corporation, LA-Z-BOY GREENSBORO, INC., a North Carolina corporation, and LZB MANUFACTURING, INC., a Michigan corporation (each, a “Subsidiary Borrower” and collectively, the “Subsidiary Borrowers”, and, together with the Parent, each, a “Borrower” and, collectively, the “Borrowers”) as the Borrowers, LZB FINANCE, INC., a Michigan corporation, LA-Z-BOY LOGISTICS, INC., a Michigan corporation, LZB CAROLINA PROPERTIES, INC., a Michigan corporation, LZB FURNITURE GALLERIES OF PARAMUS, INC., a Michigan corporation, LZB FURNITURE GALLERIES OF ST LOUIS, INC., a Michigan corporation, LZB RETAIL, INC., a Michigan corporation, LA-Z-BOY SHOWCASE SHOPPES, INC., an Indiana corporation, LZB DELAWARE VALLEY PROPERTIES, INC., a Michigan corporation, LZB DELAWARE VALLEY INC., a Delaware corporation, MONTGOMERYVILLE HOME FURNISHINGS, INC., a Pennsylvania corporation, LZB FURNITURE GALLERIES OF WASHINGTON D.C., INC., a Michigan corporation, LZB FURNITURE GALLERIES OF KANSAS CITY, INC., a Michigan corporation, LZB FURNITURE GALLERIES OF BOSTON, INC., a Michigan corporation, LZBFG OF SOUTH FLORIDA, LLC, a Michigan limited liability company, BOCA RATON GALLERIES, LLC, a Michigan limited liability company, and LZBFG OF CALIFORNIA, LLC, a Michigan limited liability company (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantor”; together with the Borrowers, the “Obligors”), as Subsidiary Guarantors, the lenders identified on the signature pages hereof (such lenders, and the other lenders party to the below-defined Credit Agreement, together with their respective successors and permitted assigns, each individually, a “Lender”, and collectively, the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company (“WFCF”), in its capacity as administrative agent for the below-defined Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the below-defined Credit Agreement.

W I T N E S S E T H:

WHEREAS, Parent, the Subsidiary Borrowers, the Subsidiary Guarantors,  Lenders, and Administrative Agent, are parties to that certain Amended and Restated Credit Agreement, dated as of October 19, 2011 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”);

WHEREAS, each of the Obligors and Administrative Agent are parties to that certain Amended and Restated Security Agreement, dated October 19, 2011  (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Security Agreement”);

WHEREAS, (a) Borrowers have requested that Administrative Agent and Lenders make certain amendments to the Credit Agreement and the Security Agreement and (b) each Obligor desires to expressly ratify and confirm each Loan Document, including the Credit Agreement and Security Agreement (each as amended hereby), executed by such Obligor and the rights granted thereby in favor of Administrative Agent.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Amendments to the Credit Agreement.

(a)                                 Section 1.1 of the Credit Agreement is hereby amended and modified by amending and restating the following definitions, or adding (as applicable) the following definitions, in the appropriate alphabetical order:

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1/2 of 1%; and (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate, or the LIBOR Rate, as applicable.

“Cash Sweep Termination Date” means any date on which (a) if the Cash Sweep Period occurred as a result of an event described in clause (a) of the definition of Cash Sweep Trigger Date, such Event of Default has been waived in accordance with the terms of this Agreement and no other Event of Default shall have occurred and be continuing, or (b) if the Cash Sweep Period occurred as a result of an event described in clause (b) of the definition of Cash Sweep Trigger Date, Excess Availability has been greater than twelve and a half percent (12.5%) of the Revolving Credit Commitment, for each day of any forty-five (45) consecutive day period after the relevant Cash Sweep Trigger Date; provided, however, except as the Administrative Agent and the Required Lenders may otherwise hereafter agree in writing, a Cash Sweep Period may no longer be terminated following the second termination of any Cash Sweep Period in any twelve (12) consecutive month period or the sixth termination of any Cash Sweep Period during the term of this Agreement, and such Cash Sweep Period shall continue until the payment in full of the Obligations (other than contingent Obligations as to which the Administrative Agent shall have received cash collateral pursuant to the terms of Section 2.6 or 13.2, as applicable, or otherwise acceptable to the Administrative Agent) and the termination of the Commitments.

“Cash Sweep Trigger Date” means any date (a) on which an Event of Default occurs or (b) on which Excess Availability falls below twelve and a half percent (12.5%) of the Revolving Credit Commitment, for more than three (3) consecutive Business Days.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Subsidiary Guaranty or security interest is or becomes illegal.

“First Amendment Closing Date” means December 30, 2014.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Document” means, with respect to any Letter of Credit, an Application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means, individually and collectively, (a) Wells Fargo Bank or successor thereto, (b) unless resulting from the Borrowers’ failure to satisfy the conditions of Section 7.2, if Wells Fargo Bank is unwilling or unable to issue a Letter of Credit requested pursuant to Article 3, any other Lender, and (c) with respect to the Letters of Credit listed on Schedule 3.8 that were issued prior to the First Amendment Closing Date, WFCF, Wells Fargo Bank, JPMorgan Chase Bank, N.A., Bank of America, N.A., and Comerica.

“Lender Group” means, collectively, the Administrative Agent and the Lenders.  In addition, if WFCF ceases to be the Administrative Agent or any Lender, any Issuing Lender or the Swingline Lender ceases to be a Lender, then for any Lender Hedging Agreement entered into by any Credit Party with WFCF or such Lender (or an Affiliate of such Person), as the case may be, while WFCF was the Administrative Agent or a Lender (in each case as defined hereunder), WFCF or such Lender (or such Affiliate), as the case may be, shall be deemed to be a member of the Lender Group for purposes of determining the secured parties under any of the Security Documents.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $3,000,000 for a period equal to the applicable Interest Period which appears on that page of the Reuters or Bloomberg reporting service (as then being used by the Administrative Agent to obtain such interest rate quotes) that displays ICE Benchmark’s Administration’s definition of the London InterBank Offered Rates for deposits in Dollars for a period equal to such Interest Period at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear thereon, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $3,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“Loan Documents” means, collectively, this Agreement, the Notes, the Applications, the Security Documents, the Collateral Access Agreements, the Fee Letter, the Letters of Credit, each joinder agreement executed pursuant to Section 10.11, and each other document, instrument, certificate and agreement executed and delivered by any Credit Party or any Subsidiary thereof in connection with this Agreement or any other Loan Document or otherwise referred to herein or therein or contemplated hereby or thereby (excluding any Hedging Agreement).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition (regardless of whether allowed or allowable in whole or in part as a claim in any such bankruptcy)) the Loans, (b) the L/C Obligations, including all indemnification obligations with respect to Letters of Credit (irrespective of whether contingent),  (c) all existing or future payments and other obligations owing by any Credit Party under any Lender Hedging Agreement (all such obligations with respect to any such Lender Hedging Agreement, “Hedging Obligations”), (d) all existing or future payments and other obligations owing by any Credit Party under any other Bank Products Document and (e) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, indemnitees, expenses (including expenses that accrue after the filing of a bankruptcy (regardless of whether allowed or allowable in whole or in part as a claim in any such bankruptcy)), financial accommodations, obligations, covenants and duties owing by any Credit Party or any of their Subsidiaries to the Administrative Agent or any other member of the Lender Group, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note. For the avoidance of doubt, no amounts owing by any Credit Party to any Lender pursuant to any letter of credit issued under Section 12.1(k) shall be considered as an Obligation for purposes of this Credit Agreement or any other Loan Document.

“Prime Rate” means, at any time, the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank may designate.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Revolving Credit Maturity Date” means the earliest of (a) December 30, 2019, (b) the date of termination of the Revolving Credit Facility by the Borrowers pursuant to Section 2.6, or (c) the date of termination of the Revolving Credit Facility by the Administrative Agent on behalf of the Lenders pursuant to Section 13.2(a).

“Standard Letter of Credit Practice” means, for Issuing Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or Uniform Customs, as chosen in the applicable Letter of Credit.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Uniform Customs” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

(b)                                 Article 3 of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

LETTER OF CREDIT FACILITY

SECTION 3.1                                             L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of the Borrowers on any Business Day from the Closing Date through but not including the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the outstanding Aggregate Revolving Credit Obligations would exceed the lesser of (x) the Revolving Credit Commitment and (y) the Borrowing Base.  Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $25,000, (ii) be issued to support obligations of any Borrower or any of their Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the earlier of (A) one year from the date of issuance of such Letter of Credit (subject to automatic renewals of Letters of Credit issued by Wells Fargo Bank so long as such renewal periods terminate no later than the fifth Business Day prior to the Revolving Credit Maturity Date) and (B) the fifth Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the ISP or Uniform Customs , as set forth in the applicable Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of North Carolina.

(b) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Lender shall not at any time be obligated to issue or arrange for such Letter of Credit to the extent that (x) the Defaulting Lender’s Letter of Credit Revolver Credit Commitment Percentage with respect to such Letter of Credit is not reallocated to the other Lenders or (y) the Issuing

Lender has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuing Lender’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Revolver Credit Commitment Percentage. Additionally, Issuing Lender shall have no obligation to issue a Letter of Credit if (A) such issuance would conflict with, or cause the Issuing Lender or any Lender to exceed any limits imposed by any Applicable Law, (B) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such Letter of Credit, or any law applicable to Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender shall prohibit or request that Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (C) the issuance of such Letter of Credit would violate one or more policies of Issuing Lender applicable to letters of credit generally, or (D) if amounts demanded to be paid under any Letter of Credit will or may not be in Dollars. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

SECTION 3.2                                             Procedure for Issuance of Letters of Credit.  The Administrative Borrower may from time to time after the Closing Date request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a written request and an Application therefor, completed to the satisfaction of the Issuing Lender. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by the Administrative Borrower and delivered to Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Administrative Agent or Issuing Lender may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender generally requests for Letters of Credit in similar circumstances.  Anything contained herein to the contrary notwithstanding, Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit that supports the obligations of Borrowers or one of their Subsidiaries in respect of (A) a lease of real property, or (B) an employment contract.  Upon receipt of any written request for the issuance of a Letter of Credit and Application, the Issuing Lender shall process such Application and other Issuer Documents in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article 7, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Administrative Borrower.  The Issuing Lender shall promptly furnish to the Administrative Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and, upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s Letter of Credit participation therein. The Issuing Lender, if other than Wells Fargo Bank or any of its Affiliates,  shall also notify Administrative Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any Letter of Credit; provided that (i) until Administrative Agent advises any such Issuing Lender that the provisions of Section 7.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Administrative Agent and such Issuing Lender, such Issuing Lender shall be required to so notify Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Administrative Agent and such Issuing Lender may agree.

SECTION 3.3                                             Commissions and Other Charges.

(a)                                 Letter of Credit Commission.  The Borrowers shall pay to the Administrative Agent, for the account of the Lenders, in accordance with their respective Revolving Credit Commitment Percentages, a letter of credit commission with respect to each Letter of Credit in an amount equal to the Applicable Margin with respect to LIBOR Rate Loans for the Revolving Credit Facility (determined on a per annum basis) multiplied by the average daily amount of such Lender’s L/C Obligations during the period from and including the date of the issuance of such Letter of Credit to but excluding the date on which such Letter of Credit has expired or is terminated.  Such commission shall be payable monthly in arrears on the last Business Day of each calendar month and on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Lenders all commissions received pursuant to this Section 3.3(a) in accordance with their respective Revolving Credit Commitment Percentages.

(b)                                 Issuance Fee.  In addition to the foregoing commission, the Borrowers shall pay the Issuing Lender an issuance fee with respect to each Letter of Credit in an amount equal to the average daily amount of such Lender’s L/C Obligations during the period from and including the date of the issuance of such Letter of Credit to but excluding the date on which such Letter of Credit has expired or is terminated multiplied by 0.15% per annum.  Such issuance fee shall be payable monthly in arrears on the last Business Day of each calendar month and on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c)                                  Other Costs.  (i) In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(ii) If by reason of (x) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (y) compliance by Issuing Lender or any other member of the Lender Group, with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(A)                               any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(B)                               there shall be imposed on Issuing Lender or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate Issuing Lender or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to a Revolving Credit Loan bearing interest at the Base Rate hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 3.3(c)(ii) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Administrative Agent of any amount due pursuant to this Section 3.3(c)(ii) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

SECTION 3.4                                             L/C Participations.

(a)                                 Participations.  The Issuing Lender irrevocably agrees to grant and hereby grants to each Lender, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Lender’s own account and risk an undivided interest equal to such Lender’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each Lender unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)                                 Payments by Lenders.  Upon becoming aware of any amount required to be paid by any Lender to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each Lender of the amount and due date of such required payment and such Lender shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such Lender shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, multiplied by (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, multiplied by (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is three hundred sixty (360).  A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the Lenders receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)                                  Distributions to Lenders.  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any Lender its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from any Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such Lender its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Lender shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5                                             Reimbursement Obligation of the Borrowers.  In the event of any drawing under any Letter of Credit, each Borrower agrees to immediately reimburse the Issuing Lender for amounts paid by the Issuing Lender in respect of draws under each Letter of Credit.  In order to facilitate such repayment, each Borrower hereby irrevocably requests that the Lenders make, and the Lenders hereby severally agree to make, on the terms and conditions of this Agreement (other than as provided in Articles 2 and 6 with respect to the amounts of, the timing and form of requests for, and the repayment of, Revolving Credit Loans hereunder and in Section 7.2 with respect to conditions precedent to Revolving Credit Loans hereunder), with respect to any drawing under a Letter of Credit, a Revolving Credit Loan bearing interest at the Base Rate commencing on the day on which any drawing is made under any Letter of Credit and in the aggregate amount of such drawing plus any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such draw, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article 7.

SECTION 3.6                                             Limited Liability.

(a)                                 The liability of Issuing Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Lender’s gross negligence, willful misconduct or bad faith, as determined by a court of competent jurisdiction by final and non-appealable judgment.  Issuing Lender shall be deemed to have acted with due diligence and reasonable care if Issuing Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(b)                                 Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Lender, irrespective of any assistance Issuing Lender may provide such as drafting or recommending text or by Issuing Lender’s use or refusal to use text submitted by Borrowers.  Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes.  With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Administrative Agent and Issuing Lender at least 15 calendar days before Issuing Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

SECTION 3.7                                             Obligations Absolute.

(a)                                 The Borrowers’ obligations under this Article 3 (including the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  Each Borrower also agrees that the Issuing Lender and the Lenders shall not be responsible for, and each Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of

Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee.  Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, willful misconduct, or bad faith, as determined by a court of competent jurisdiction by final and non-appealable judgment, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender or any Lender to any Borrower.  The responsibility of the Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(b)                                 Notwithstanding anything in this Agreement to the contrary and without limiting any other provision of this Agreement, so long as Issuing Lender’s conduct is in accordance with Standard Letter of Credit Practice, Issuing Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Lender’s rights and remedies against Borrowers and Borrower’s Reimbursement Obligation under Section 3.5 for each drawing under each Letter of Credit shall not be impaired by:

(i)                                     honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)                                  honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)                               acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)                              the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit) even though such documents shall in fact prove to be invalid, fraudulent or forged;

(v)                                 acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)                              any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;

(vii)                           any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract or other dispute between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the

Letter of Credit relates or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such other party to the underlying transaction;

(viii)                        assertion or waiver of any provision of the ISP or Uniform Customs that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)                              payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)                                 acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)                              honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Lender if subsequently Issuing Lender or any court or other finder of fact determines such presentation should have been honored;

(xii)                           dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)                        honor of a presentation that is subsequently determined by Issuing Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

SECTION 3.8                                             Effect of Application.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article 3, the provisions of this Article 3 shall apply.

SECTION 3.9                                             Existing Letters of Credit.  The Borrower, the Administrative Agent and each Lender agree that, on the First Amendment Closing Date, each Letter of Credit issued by Wells Fargo Bank, JPMorgan Chase Bank, N.A, Bank of America, N.A., and Comerica, more particularly described on Schedule 3.8 shall, notwithstanding the provisions of Sections 3.1 and 3.2, be deemed to be Letters of Credit issued under and pursuant to, and shall be subject to the terms of this Agreement as if originally issued pursuant to the terms of this Agreement, notwithstanding any agreements, instruments and other documents providing for the reimbursement of letter of credit draws or the payment of fees, expenses and other charges in place as of the Closing Date (collectively, the “Existing Reimbursement and Fee Documents”) executed in connection with such Letters of Credit.  On the First Amendment Closing Date, all Existing Reimbursement and Fee Documents (other than any Applications) shall automatically terminate and be of no further force and effect.

(c)                                  Section 4.2 of the Credit Agreement is hereby amended by adding the following proviso immediately prior to the period appearing therein:

“; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations guaranteed by the Canadian Borrower shall exclude any Excluded Swap Obligation”

(d)                                 Section 5.1(a) of the Credit Agreement is hereby amended by adding the following proviso immediately prior to the period appearing therein:

“; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations guaranteed by any Subsidiary Guarantor shall exclude any Excluded Swap Obligation”

(e)                                  Section 5.1(b) of the Credit Agreement is hereby amended by adding the following parenthetical immediately after the last reference to “Obligations” appearing therein:

“(other than Excluded Swap Obligations)”

(f)                                   Section 5.1(j) of the Credit Agreement is hereby amended by adding the following parenthetical immediately after the first reference to “Obligations” appearing therein:

“(other than Excluded Swap Obligations)”

(g)                                  Article 5 of the Credit Agreement is hereby amended by adding the following Section 5.3 immediately after Section 5.2 thereof:

“Section 5.3 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to guaranty and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.3 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.3, or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations (other than Excluded Swap Obligations).  Each Qualified ECP Guarantor intends that this Section 5.3 constitute, and this Section 5.3 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(h)                                 Section 6.1(c) of the Credit Agreement is hereby amended by deleting the chart appearing therein and replacing it with the following chart:

Pricing		Revolving Credit Facility
Level	Average Excess Availability	LIBOR	Base Rate
I	Less than $25,000,000	1.75%	0.50%
II	Greater than or equal to $25,000,000 but less than $50,000,000	1.50%	0.25%
III	Greater than or equal to $50,000,000	1.25%	0.00%

(i)                                     Section 6.3(d)(ii) of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“(ii) With respect to any audit or field examination performed by or on behalf of the Administrative Agent pursuant to the terms of this Agreement, the Borrowers shall pay all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by the Administrative Agent during the course of periodic audits or field examinations of the Collateral and the operations of the Credit Parties, or any of them, plus a per diem charge of $1,000 per person per day (or, if higher, at the Administrative Agent’s then standard rate) for the Administrative Agent’s examiners in the field and office, or, if it elects to employ the services of one or more third Persons, in its Permitted Discretion, such other higher fee per day, per auditor, paid or incurred by the Administrative Agent; provided, however, that, if no Event of Default has occurred and is continuing, Borrowers shall not be obligated to reimburse Administrative Agent for more than (in addition to any field examinations or appraisals pursuant to Section 12.3(f) or 12.3(g)), in any calendar year, (x) if Excess Availability has been (i) greater than or equal to fifteen percent (15%) of the Revolving Credit Commitment during such entire calendar year, one (1) field examination and one (1)  appraisal in such calendar year or (ii) less than fifteen percent (15%) of the Revolving Credit Commitment at any point in such calendar year, two (2) field examinations and two (2) appraisals in such calendar year.”

(j)                                    Section 9.1(a) of the Credit Agreement is hereby amended and modified by replacing the references to “seventeen and one half percent (17.5%)” appearing therein with “fifteen percent (15%).”

(k)                                 Sections 9.4(a) and 9.4(b) of the Credit Agreement are hereby amended and modified by replacing the references to “seventeen and one half percent (17.5%)” appearing therein with “fifteen percent (15%).”

(l)                                     Section 12.3(i)(v) of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“(v) [intentionally omitted],”

(m)                             Section 12.3(i)(viii) of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“(viii) the Credit Parties shall have delivered an Officer’s Compliance Certificate and satisfactory evidence to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that at the time of making such acquisition, and after giving effect to such acquisition, Excess Availability exceeds seventeen and one half percent (17.5%) of the Revolving Credit Commitment, and”

(n)                                 Section 12.3(j) of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“other loans, advances, investments or acquisitions of the Credit Parties and their Subsidiaries; provided, that, at the time of making any such loan, advance, investment or acquisition, and after giving effect to such loan, advance, investment or acquisition, (i) Excess Availability exceeds twelve and one half percent (12.5%) of the Revolving Credit

Commitment,  (ii) the Fixed Charge Coverage Ratio is greater than or equal to 1.10:1.00 calculated on a pro-forma basis, and (iii) no Default or Event of Default exists or would be caused thereby; provided, further, that the aggregate purchase price of any acquisition of a portion, all or substantially all of the business or a line of business, (whether by the acquisition of capital stock or other Equity Interests, assets or any combination thereof) of any other Person, permitted under this Section 12.3(j) shall not exceed $15,000,000.”

(o)                                 Section 12.5(f) of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“other sales or transfers by a Credit Party or its Subsidiary (excluding sales of the Equity Interest of any Subsidiary of Parent that is a Credit Party); provided, that, at the time of any such sale or transfer, and after giving effect to such sale or transfer, (i) Excess Availability exceeds seventeen and one half percent (17.5%) of the Revolving Credit Commitment, (ii) the Fixed Charge Coverage Ratio is greater than or equal to 1.05:1.00 calculated on a pro-forma basis, and (iii) no Default or Event of Default exists or would be caused thereby; provided, further, that if any asset sold or transferred pursuant to this clause (f) was included in the Borrowing Base prior to such sale or transfer, the Borrowers shall, within two (2) Business Day of such sale or transfer, deliver to the Administrative Agent a updated Borrowing Base Certificate reflecting such sale or transfer.”

(p)                                 Section 12.6(c) of the Credit Agreement is hereby amended and modified by amending and restating such Section in its entirety as follows:

“the Parent may purchase Equity Interests of the Parent and the Parent may make other dividends and distributions to the holders of its Equity Interests; provided, that, at the time of any such purchase, dividend or distribution, and after giving effect to such purchase, dividend or distribution, (i) (A) Excess Availability exceeds seventeen and one half percent (17.5%) of the Revolving Credit Commitment and (B) no Default or Event of Default exists or would be caused thereby or (ii) (A) Excess Availability exceeds twelve and one half percent (12.5%) of the Revolving Credit Commitment, (B) the Fixed Charge Coverage Ratio is greater than or equal to 1.10:1.00 calculated on a pro-forma basis, and (C) no Default or Event of Default exists or would be caused thereby.”

(q)                                 Section 15.1(b) is hereby amended and modified by amending and restating the notice address for Paul Hastings LLP as follows:

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, California 90017

Attention:  Jennifer St. John Yount, Esq.

Telephone No.:  213-683-6008

Telecopy No.:    213-996-3008

Email: jenniferyount@paulhastings.com

(r)                                    Schedules 3.8, 8.1(i), 8.1(l), 8.1(y), and 8.1(z) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with revised Schedules 3.8, 8.1(i), 8.1(l), 8.1(y), and 8.1(z) attached hereto.

2.                                      Amendment to Security Agreement. The fourth recital appearing in the Security Agreement is hereby amended by amending and restating such recital in its entirety as follows:

WHEREAS, in order to induce the Lender Group to enter into the Credit Agreement and the other Loan Documents and to induce the Lender Group to make financial accommodations to Borrowers as provided for in the Credit Agreement, Grantors have agreed to grant a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, (a) all of the present and future obligations of Grantors arising from this Agreement, the Credit Agreement, the other Loan Documents and the Bank Product Documents, including under any Guaranty, and (b) all Obligations of Borrowers, including, in the case of each of clauses (a) and (b), reasonable attorneys fees and expenses and any interest, fees or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding (clauses (a) and (b) being hereinafter referred to as the “Secured Obligations”); provided that, anything to the contrary contained in the foregoing and herein notwithstanding, the Secured Obligations of the Grantors that are Subsidiary Guarantors shall exclude any Excluded Swap Obligation;

3.                                      Reaffirmation and Ratification. The undersigned Obligors each hereby (a) represents and warrants to Administrative Agent and Lenders that the execution, delivery, and performance of this Agreement (i) are within its powers, (ii) have been duly authorized by all necessary action, and (iii) do not and will not, by the passage of time, the giving of notice or otherwise, (w) require any Governmental Approval or violate any Applicable Law relating to any Obligor or any of their Subsidiaries, (x) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Obligor or any of their Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (y) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (z) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; (b) consents to the amendment of the Security Agreement as set forth in this Agreement and any waivers granted herein; (c) acknowledges and reaffirms its obligations owing to the Lender Group and the Bank Product Providers under any Loan Document to which it is a party; (d) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect; (e) (i) reaffirms, acknowledges, agrees and confirms that it has granted to Administrative Agent a perfected security interest in the Collateral pursuant to the Loan Documents in order to secure all of its present and future Debt to the Lender Group and the Bank Product Providers and ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Credit Agreement, the Security Agreement or any other Loan Document to Administrative Agent, on behalf and for the benefit of each member of the Lender Group and each Bank Product Provider, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and (ii) acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof (including, without limitation, after giving effect to this Agreement); and (f) represents and warrants that it has read and understands this Agreement, has consulted with and been represented by independent legal counsel of its own choosing in negotiations for and the preparation of such Loan Documents, has read such Loan Documents in full and final form, and has been advised by its counsel of its rights and obligations hereunder and thereunder.  Without limiting the generality of the foregoing, each of the undersigned hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, the Security Agreement and the other Loan Documents to which it is a party effective as of the date hereof and as amended by this Agreement.  All Obligations are unconditionally owing by the undersigned Obligors to the Lender Group and the Bank Product Providers, without offset, defense (other than defense of payment), withholding, counterclaim or deduction of any kind, nature or description whatsoever.

4.                                      Conditions Precedent to Agreement. The satisfaction (or waiver in writing by Administrative Agent) of each of the following shall constitute conditions precedent to the effectiveness of the Agreement (such date being the “Agreement Effective Date”):

(a)                                 Administrative Agent shall have received this Agreement, duly executed by the parties hereto, and the same shall be in full force and effect.

(b)                                 Administrative Agent shall have received the Amended and Restated Fee Letter, dated as of the date hereof, duly executed by the Borrowers and Administrative Agent, and the same shall be in full force and effect.

(c)                                  Administrative Agent shall have received the Amendment Agreement to Canadian Security Agreement, dated as of the date hereof, duly executed by the parties thereto, and the same shall be in full force and effect.

(d)                                 Administrative Agent shall have received immediately available funds the fees required to be paid on the First Amendment Closing Date per the Amended and Restated Fee Letter, dated as of the date hereof, duly executed by the Borrower and Administrative Agent.

(e)                                  Administrative Agent shall have received satisfactory evidence,  in form and substance satisfactory to the Administrative Agent, evidencing that, after giving effect to the payment of fees and expenses associated with the closing of this Agreement, Excess Availability shall exceed $40,000,000.

(f)                                   The Administrative Agent shall have received certificates as of a recent date of the good standing, existence or status, as applicable, of each Borrower and each Subsidiary Guarantor under the laws of its jurisdiction of organization.

(g)                                  After giving effect to this Agreement, the representations and warranties contained in this Agreement, the Credit Agreement, the Security Agreement and the other Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of the date hereof;

(h)                                 No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower, any Subsidiary Guarantor, any Obligor, Administrative Agent, any other member of the Lender Group, or any Bank Product Provider.

(i)                                     No Default or Event of Default shall have occurred and be continuing as of the Agreement Effective Date, nor shall either result from the consummation of the transactions contemplated herein.

(j)                                    All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Administrative Agent.

5.                                      Representations and Warranties. Each Obligor hereby represents and warrants to Administrative Agent and each other member of the Lender Group as follows:

(a)                                 It (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except to the extent that the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) has all requisite power and authority to enter into this Agreement and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

(b)                                 This Agreement is, and each other Loan Document to which it is or will be a party, when executed and delivered by each Person that is a party thereto, will be the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(c)                                  No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower, any Subsidiary Guarantor, any Obligor, Administrative Agent, any other member of the Lender Group, or any Bank Product Provider.

(d)                                 After giving effect to this Agreement, the representations and warranties contained in this Agreement, the Credit Agreement, the Security Agreement and the other Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of the date hereof.

(e)                                  This Amendment has been entered into without force or duress, of the free will of each Obligor, and the decision of each Obligor to enter into this Amendment is a fully informed decision and such Person is aware of all legal and other ramifications of each decision.

6.                                      Payment of Costs and Fees.  Borrower shall pay to Administrative Agent and each Lender all Lender Group Expenses (including, without limitation, the reasonable fees and expenses of any attorneys retained by Administrative Agent or any Lender) in connection with the preparation, negotiation, execution and delivery of this Agreement and any documents and instruments relating hereto.

7.                                      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; BINDING ARBITRATION PROVISION.  THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER AND BINDING ARBITRATION PROVISION SET FORTH IN SECTION 15.4 AND SECTION 15.5 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8.                                      Amendments.  This Agreement cannot be altered, amended, changed or modified in any respect except in accordance with Section 15.11 of the Credit Agreement.

9.                                      Counterpart Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties and their successors and assigns, and all of which taken together shall constitute one and the same agreement.  Any signatures delivered by a party by facsimile transmission or by other electronic method of transmission shall be deemed an original signature hereto.  Any party delivering an executed counterpart of this Agreement by facsimile or by other electronic method of transmission also shall deliver an original executed counterpart of such agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

10.                               Effect on Loan Documents.

(a)                                 The Credit Agreement and Security Agreement, each as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects.  The execution, delivery, and performance of this Agreement shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Administrative Agent or any Lender under the Credit Agreement or any other Loan Document.  Except for the amendments to the Credit Agreement and Security Agreement expressly set forth herein, the Credit Agreement, Security Agreement, and the other Loan Documents shall remain unchanged and in full force and effect.  The waivers, consents and modifications set forth herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse any future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further waiver, consent or amendment or other matter under the Loan Documents, and shall not be construed as an indication that any future waiver or amendment of covenants or any other provision of the Credit Agreement or Security Agreement will be agreed to, it being understood that the granting or denying of any waiver or amendment which may hereafter be requested by Borrowers remains in the sole and absolute discretion of Administrative Agent and Lenders.  To the extent that any terms or provisions of this Agreement conflict with those of the Credit Agreement, Security Agreement or the other Loan Documents, the terms and provisions of this Agreement shall control.

(b)                                 Upon and after the effectiveness of this Agreement, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c)                                  Upon and after the effectiveness of this Agreement, each reference in the Security Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Security Agreement, and each reference in the other Loan Documents to “the Security Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Security Agreement, shall mean and be a reference to the Security Agreement as modified and amended hereby.

(d)                                 To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement or Security Agreement, after giving effect to this Agreement, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement and Security Agreement as modified or amended hereby.

(e)                                  This Agreement is a Loan Document.

(f)                                   Unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) all Schedules and Exhibits attached to this Agreement shall be deemed incorporated herein by reference, (j) the preamble and the statement of purpose to this Agreement shall be deemed an integral part of this Agreement and are incorporated herein by reference, (k) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (l) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, (n) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”, and (o) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

11.                               Entire Agreement.  This Agreement, and the terms and provisions hereof, the Credit Agreement, the Security Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

12.                               Integration.  This Agreement, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

13.                               Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

BORROWERS:	LA-Z-BOY INCORPORATED, a Michigan corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

KINCAID FURNITURE COMPANY, INCORPORATED, a Delaware corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

ENGLAND, INC., a Michigan corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

BAUHAUS U.S.A., INC., a Mississippi corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

LA-Z-BOY CANADA LIMITED, an Ontario corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

LA-Z-BOY GREENSBORO, INC., a North Carolina corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

LZB MANUFACTURING, INC., a Michigan corporation

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

SUBSIDIARY GUARANTORS:
LA-Z-BOY LOGISTICS, INC., a Michigan corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

LZB CAROLINA PROPERTIES, INC., a Michigan corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

LZB FURNITURE GALLERIES OF PARAMUS, INC., a Michigan corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

LZB FURNITURE GALLERIES OF ST LOUIS, INC., a Michigan corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

LZB RETAIL, INC., a Michigan corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

LA-Z-BOY SHOWCASE SHOPPES, INC., an Indiana corporation

	By:	/s/GREG A. BRINKS
	Name:	Greg A. Brinks
	Title:	Vice President and Treasurer

LZB DELAWARE VALLEY PROPERTIES, INC., a Michigan corporation

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

LZB DELAWARE VALLEY INC., a Delaware corporation

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

MONTGOMERYVILLE HOME FURNISHINGS, INC., a Pennsylvania corporation

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

LZB FURNITURE GALLERIES OF WASHINGTON D.C., INC., a Michigan corporation

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

LZB FURNITURE GALLERIES OF KANSAS CITY, INC., a Michigan corporation

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

LZB FURNITURE GALLERIES OF BOSTON, INC., a Michigan corporation

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

LZBFG OF SOUTH FLORIDA, LLC, a Michigan limited liability company

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

LZB FINANCE, INC., a Michigan corporation

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

BOCA RATON GALLERIES, LLC, a Michigan limited liability company

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

LZBFG OF CALIFORNIA, LLC, a Michigan limited liability company

By:	/s/GREG A. BRINKS
Name:	Greg A. Brinks
Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT AND THE LENDERS:	WELLS FARGO CAPITAL FINANCE, LLC, as Administrative Agent and a Lender

	By:	/s/DANIEL LAVEN
	Name:	Daniel Laven
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Issuing Lender and a Lender

	By:	/s/DANIEL LAVEN
	Name:	Daniel Laven
Its Authorized Signatory

BANK OF AMERICA, as a Lender

	By:	/s/KINDRA M. MULLARKY
	Name:	Kindra M. Mullarky
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

	By:	/s/DAVID J. WAUGH
	Name:	David J. Waugh
	Title:	Authorized Officer

COMERICA, as a Lender

	By:	/s/NICOLE SWIGERT
	Name:	Nicole Swigert
	Title:	Vice President